Exhibit 5.1 and 23.2

18 July, 2018
284-852-1111
audrey.robertson@conyersdill.com
Establishment Labs Holdings Inc.
Commerce House
Wickhams Cay 1,
Road Town, Tortola
British Virgin Islands

Dear Sirs,

Re:	Securities Being Registered under Registration Statement on Form S-1 of Establishment Labs Holdings Inc. (the “Company”)

We have acted as special counsel in the British Virgin Islands to the Company in connection with its filing of (i) a registration statement on Form S-1, as amended (Registration No. 333-225791), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2018 (the “Initial Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the initial public offer of an aggregate of 3,593,750 common shares, which includes 3,125,000 common shares subject to an option to purchase an additional 468,750 shares granted to the underwriters by the Company; and (ii) a registration statement on form S-1 filed with the Commission on June 18, 2018 (the “462(b) Registration Statement”, which does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the Securities Act of an additional 678,818 common Shares being offered by the Company (including an additional 88,541 common Shares subject to an over-allotment option granted to the underwriters by the Company) (the “Common Shares”). The information set forth in the Initial Registration Statement and all exhibits to the Initial Registration Statement are incorporated by reference into the 462(b) Registration Statement.

For the purposes of giving this opinion, we have examined a copy of the Initial Registration Statement and the 462(b) Registration Statement. We have also reviewed the certificate of incorporation, the memorandum of association and the articles of association of the Company, and a company search as obtained from the Registrar of Corporate Affairs on July 6, 2018, resolutions in writing signed by all the directors of the Company and dated November 9, 2016 (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated July 18, 2018, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of filing the 462(b) Registration

Statement and the issuance of the Common Shares by the Company and is not to be relied upon in respect of any other matter.

Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized and, upon issuance and delivery against payment therefor as contemplated by the Initial Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the 462(b) Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Initial Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

Conyers Dill & Pearman

/s/ Conyers Dill & Pearman